EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
     The following is a list of the Company’s subsidiaries as of Aug. 31, 2009, except for unnamed subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X of the United States Securities and Exchange Commission (17 CFR 210.1-02(w)).
Agroeste Sementes SA (Brazil)
American Seeds, LLC (Delaware)
Asgrow Seed Company LLC (Delaware)
Bretco Holdings (Mauritius) Ltd. (Mauritius)
CanaVialis S.A.
Channel Bio, LLC (Indiana)
Corn States LLC (Delaware)
De Ruiter Seeds Group BV (Netherlands)
Dekalb Genetics Corp. (Delaware)
Fontanelle Hybrids, Inc. (Delaware)
Grow Direct, Inc.
Holdens Foundation Seeds L.L.C. (Iowa)
Kruger Seed Company (Delaware)
Mahyco Monsanto Biotech (I) Pvt. Ltd. (India)
Marmot Holdings, S.A. (Panama)
Monsanto Ag Products LLC (Delaware)
Monsanto Ag Technologies LLC (Delaware)
Monsanto Agricoltura Italia S.p.A. (Italy)
Monsanto Agricultura Espana S.A. (Spain)
Monsanto Agriculture France SAS
Monsanto Argentina SAIC (Argentina)
Monsanto Canada, Inc. (Canada)
Monsanto Chile S.A. (Chile)
Monsanto do Brasil Ltda. (Brazil)
Monsanto Europe S.A./N.V. (Belgium)
Monsanto Holdings Private Ltd. (India)
Monsanto Holland BV (Netherlands)
Monsanto Hungaria Kft.
Monsanto India Limited (India)
Monsanto International S.A.R.L (Switzerland)
Monsanto Korea, Inc. (Korea)
Monsanto Nordeste, S.A. (Brazil)
Monsanto Philippines, Inc. (Philippines)
Monsanto Romania SRL (Romania)
Monsanto SAS (France)
Monsanto Singapore Co. PTE Ltd. (Singapore)
Monsanto South Africa (Proprietary) Ltd. (South Africa)
Monsanto Technology, LLC (Delaware)
Monsanto Treasury Services (Luxembourg)
Monsanto Ukraine LLC
Monsanto Venezuela C.A.
P4 Production, L.L.C. (Delaware)
Semillas y Agroproductos Monsanto, S.A. de C.V. (Mexico)
Seminis Vegetable Seeds, Inc. (California)